Exhibit 1.1

[The following is the translation of the Articles of Incorporation of Takeda Pharmaceutical Company Limited, the latest amendment to which was made on 29 June 2016.]

ARTICLES OF INCORPORATION OF

TAKEDA PHARMACEUTICAL COMPANY LIMITED

Chapter I General Provisions

Article 1. (Corporate Name)

The Company shall be named Takeda Yakuhin Kogyo Kabushiki Kaisha, displayed in English as Takeda Pharmaceutical Company Limited.

Article 2. (Location of Head Office)

The head office of the Company shall be located in the city of Osaka.

Article 3. (Purpose of the Company)

The purpose of the Company shall be to engage in the following businesses:

1.

Manufacture, purchase and sale of medicines, chemicals for non-medicinal uses, quasi-medicines, medical instruments, appliances and supplies, measuring equipments, cosmetics, food products, beverages, food additives, livestock feed additives and other chemical products, and instruments, appliances and equipment relating to any of the foregoing products;

2.	Trucking and freight forwarding;

3.	Warehousing;

4.	Publishing;

5.	Management, purchase, sale and lease of real estate; and

6.	Business ancillary or related to any of those specified in each foregoing clause.

Article 4. (Organizations)

In addition to the general meetings of shareholders and Directors, the Company shall have the following organizations:

1.	Board of Directors

2.	Audit and Supervisory Committee

3.	Accounting Auditors

Article 5. (Method of Public Notices)

The method of Public notices of the Company shall be electronic public notices; provided, however, that in case where an electronic public notice is impracticable due to accidents or other unavoidable reasons, the Company shall give its public notices in the Nihon Keizai Shimbun.

Chapter II Shares

Article 6. (Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be three billion and five hundred million (3,500,000,000) shares.

Article 7. (Number of Shares in One Unit)

The number of shares in one unit of the Company shall be one hundred (100) shares.

Article 8. (Additional Purchases of Shares Less Than One Unit)

A shareholder holding the Company’s shares less than one unit may, in accordance with the provisions of the Company Shares, etc. Handling Rule, request the Company to sell to the shareholder such number of shares that will, when added to the shares less than one unit held by such shareholder, constitute one unit of shares.

Article 9. (Transfer Agent)

The Company shall have a transfer agent. The transfer agent and its place of handling business shall be decided by a resolution of the Board of Directors and the Company shall give a public notice on them.

(2)

The register of shareholders and the register of stock acquisition rights of the Company shall be kept at the transfer agent’s place of handling business; entry in writing or digitally in the register of shareholders and the register of stock acquisition rights, purchase and sale of shares less than one unit, and other businesses with regard to shares and stock acquisition rights shall be handled by the transfer agent, and will not be handled by the Company.

Article 10. (Company Shares, etc. Handling Rule)

Entry in writing or digitally in the register of shareholders and the register of stock acquisition rights, purchase and sale of shares less than one unit, and other matters related to the handling of shares and stock acquisition rights, and fees to be charged for handling these matters and the procedures for the exercise of rights of shareholders, shall be governed by Company Shares, etc. Handling Rule established by the Board of Directors.

Chapter III General Meeting of Shareholders

Article 11. (Time for Holding the Meeting)

The ordinary general meeting of shareholders of the Company shall be convened in June of each year.

(2)	In addition to the preceding paragraph, an extraordinary general meeting of shareholders may be convened when necessary.

Article 12. (Record Date for Ordinary General Meetings of Shareholders)

The record date for voting rights for the ordinary general meetings of shareholders of the Company shall be March 31 of each year.

Article 13. (Convener and Chairman)

A general meeting of shareholders shall be convened by the Representative Director in accordance with a resolution of the Board of Directors.

(2)	The Chairman of a general meeting of shareholders shall be the Chairman of the Board.

(3)

If the office of the Chairman of the Board is vacant, or, should an accident prevent the Chairman of the Board from being the Chairman of a general meeting of shareholders, another Director nominated by the Board of Directors shall serve as the Chairman of the general meeting of shareholders.

Article 14. (Disclosure through Internet and Deemed Delivery of Reference Documents, Etc. for General Meeting of Shareholders)

In convening a general meeting of shareholders, the Company may be deemed to have provided the shareholders with necessary information that should be described or indicated in the reference documents for the general meeting of shareholders, business reports, unconsolidated financial statements and consolidated financial statements, on the condition that such information is disclosed through the Internet in accordance with Ordinances of the Ministry of Justice.

Article 15. (Requisites for a Resolution)

Unless otherwise provided by law or by these Articles of Incorporation, a resolution at a general meeting of shareholders shall be made by a majority of the votes of the shareholders present at the meeting and entitled to exercise their voting rights.

(2)

The resolution provided for in Paragraph 2, Article 309 of the Companies Act shall be adopted by two-thirds or more of the votes of the shareholders present at the meeting and entitled to exercise their voting rights at which a quorum shall be one-thirds or more of the voting rights of the shareholders entitled to exercise their voting rights.

Article 16. (Voting by Proxy)

A shareholder may exercise his or her vote by appointing another shareholder entitled to vote as his or her proxy, provided, however, that such shareholder or proxy shall submit a document evidencing an authority of representation to the Company for each meeting.

Chapter IV Directors and Board of Directors, and Audit and Supervisory Committee

Article 17. (Number of Directors)

The Company shall have twelve (12) or fewer Directors (excluding Directors who are Audit and Supervisory Committee Members).

(2)	The Company shall have four (4) or fewer Directors who are Audit and Supervisory Committee Members.

Article 18. (Appointment of Directors)

The Directors shall be appointed at a general meeting of shareholders that distinguishes between Directors who are Audit and Supervisory Committee Members and other Directors.

(2)

Voting on resolutions for appointments under the terms of the preceding paragraph shall take place with the presence of shareholders who have one-third or more of the voting rights of shareholders entitled to exercise their voting rights, and a majority of the votes of the shareholders present shall be requisite for adoption of the resolution.

(3)	The appointment of Directors shall not be made by cumulative voting.

Article 19. (Term of Office of Directors)

The term of office of Directors (excluding Directors who are Audit and Supervisory Committee Members) shall be up to the time of closing of the ordinary general meeting of shareholders concerning the last business year ending within one (1) year after their election.

(2)

The term of office of Directors who are Audit and Supervisory Committee Members shall be up to the time of closing of the ordinary general meeting of shareholders concerning the last business year ending within two (2) years after their election.

(3)

The term of office of a Director who is an Audit and Supervisory Committee Member and was appointed to fill a vacancy due to the retirement of a Director who is an Audit and Supervisory Committee Member from office before expiration of his or her term of office shall be up to the time of expiration of the term of office of such retiring Director.

(4)

The effect of pre-election of a substitute Director who is an Audit and Supervisory Committee Member shall continue until the opening of the ordinary general meeting of shareholders concerning the last business year ending within two (2) years after the resolution of such pre-election.

Article 20. (Compensation, Etc. for Directors)

The compensation, bonuses, and other financial benefits given by the Company in consideration of the performance of duties for Directors shall be determined by a resolution at the general meeting of shareholders that distinguishes between Directors who are Audit and Supervisory Members and other Directors.

Article 21. (Notice of Meetings of the Board of Directors)

Notice of a meeting of the Board of Directors shall be given at least three (3) days prior to the date set for the meeting; provided, however, that such period may be shortened in the case of an emergency.

(2)	A meeting of the Board of Directors may be held without taking the convocation procedures with the unanimous consent of all Directors.

Article 22. (Notice of Meetings of the Audit and Supervisory Committee)

Notice of a meeting of the Audit and Supervisory Committee shall be given at least three (3) days prior to the date set for the meeting; provided, however, that such period may be shortened in the case of an emergency.

(2)	A meeting of the Audit and Supervisory Committee may be held without taking the convocation procedures with the unanimous consent of all Audit and Supervisory Committee Members.

Article 23. (Deemed Resolution of the Board of Directors)

The Company shall deem that a resolution of the Board of Directors is adopted when the requirements set forth in Article 370 of the Companies Act are satisfied.

Article 24. (Delegation of a Decision on the Execution of Important Operations)

Under Paragraph 6, Article 399-13 of the Companies Act, the Company may delegate all or some of the decisions concerning the execution of important operations (excluding matters listed in the items under Paragraph 5 of that article) to Directors by a resolution of the Board of Directors.

Article 25. (Chairman of the Board and President & CEO)

The Board of Directors may, by its resolution, appoint from among Directors (excluding Directors who are Audit and Supervisory Committee Members) one (1) Chairman of the Board and one (1) President & CEO.

(2)

The Chairman of the Board shall preside over a meeting of the Board of Directors; however, another Director shall preside over a meeting of the Board of Directors if the office of the Chairman of the Board is vacant or if an accident prevents the Chairman of the Board from doing so.

(3)	The President & CEO shall exercise control over the affairs of the Company.

Article 26. (Representative Directors)

The Board of Directors shall, by its resolution, elect Representative Director(s) from among Directors (excluding Directors who are Audit and Supervisory Committee Members).

Article 27. (Exemption from Liability of Directors)

The Company may, by a resolution of the Board of Directors, exempt Directors from their liabilities for damages set forth in Paragraph 1, Article 423 of the Companies Act to the extent permitted by law.

(2)

The Company may enter into agreements with Directors (excluding Executive Directors or the like provided for in (a), Item 15, Article 2 of the Companies Act) that limit the maximum amount of liability for damages set forth in Paragraph 1, Article 423 of the Companies Act to the amount provided by law.

Chapter V Accounts

Article 28. (Business Year)

The business year of the Company shall be from April 1 of each year to March 31 of the following year.

Article 29. (Organ to decide on Matters including Dividends from Surplus)

The Company may decide the matters listed in each item of Paragraph 1, Article 459 of the Companies Act including dividends from surplus by resolution of the Board of Directors, unless otherwise provided for in laws and regulations.

Article 30. (Record Date for Dividends from Surplus)

The record date for year-end dividends of the Company shall be March 31 of each year.

(2)	The record date for interim dividends of the Company shall be September 30 of each year.

Article 31. (Lapse of the Rights on Dividends)

If any year-end dividends or interim dividends are not received after a lapse of three (3) full years from the date of commencement of the payment thereof, the Company shall thereafter be exempted from its obligation to pay thereof.

Supplementary Provisions

Article 1. (Transitional Measure concerning Exemption from and Limitation of Liability of Corporate Auditors before becoming a Company with Audit and Supervisory Committee)

Exemption from liabilities for damages of Corporate Auditors (including a person who was formerly a Corporate Auditor) by the Board of Directors concerning acts under Paragraph 1, Article 423 of the Companies Act before the closing of the 140th ordinary general meeting of shareholders held in June 2016, and contracts for limitation of liability concluded with Outside Corporate Auditors (including a person who was formerly an Outside Corporate Auditor) shall be governed by Paragraphs 1 and 2, Article 34 of the Articles of Incorporation before the amendment associated with the closing of the same ordinary general meeting of shareholders.

Article 2. (Deletion Date of Supplementary Provisions)

Articles 1 and 2 of the Supplementary Provisions hereof are to be deleted as of June 29, 2026.